                                                                   Exhihit 99.10

HENNIGAN, BENNETT & DORMAN LLP
Bruce Bennett (BB-1152) (not admitted in N.Y.)
865 South Figueroa Street, Suite 2900
Los Angeles, California 90017
Telephone:  (213) 694-1200
Facsimile:  (213) 694-1234

HENNIGAN, BENNETT & DORMAN LLP
A. Brent Truitt    (AT-3799)
245 Park Avenue, Suite 3962
New York, New York 10167
Telephone:  (212) 672-1966
Facsimile:  (212) 672-1965

Attorneys for Portside Growth and Opportunity Fund

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

-----------------------------------------
                                        )
PORTSIDE GROWTH AND OPPORTUNITY FUND,   )
                                        ) COMPLAINT
                          Plaintiff,    )
                                        ) Case No. 07-cv-5582
            v.                          )
                                        ) ECF Case
EARTH BIOFUELS, INC.                    )
                                        )
                        Defendants.     )
                                        )
-----------------------------------------

      Plaintiff Portside Growth and Opportunity Fund ("Portside"), for its
Complaint against Defendant Earth Biofuels, Inc. ("Earth Biofuels"), alleges as follows, on knowledge as to itself and on information or belief as to others:

                                  INTRODUCTION

      1. This is an action for breach of contract and for payment of a promissory note. In exchange for a $2 million investment from Portside, Earth
Biofuels entered into a Securities Purchase Agreement (the "Agreement") under which it issued a Senior Convertible Note (the "Note") and Warrants (as defined below) to Portside. In addition, Earth Biofuels entered into an agreement to register with the Securities and Exchange Commission ("SEC") securities subject to Portside's conversion rights and Warrants (the "Registration Rights

Agreement" and, together with the Agreement, the Note and the Warrants, the
"Transaction Documents"). Earth Biofuels has materially breached numerous provisions of the Transaction Documents.

      2. For instance, the Note requires that Earth Biofuels make quarterly interest payments. Certain of such payments were due on October 1, 2006 and
January 1, 2007. Both of these payments were substantially late and Earth
Biofuels has not paid the late fees attributed to these late payments.
Furthermore, Earth Biofuels has failed to make other required payments and to disclose several material facts concerning its business affairs as required by the Note and the other Transaction Documents. In addition, Earth Biofuels has breached the Registration Rights Agreement by failing to register the subject securities with the SEC.

      3. Each of these breaches, as well as each of the other breaches identified below, is incapable of being cured and/or Earth Biofuels has failed to cure such breaches within the period allowed under the Transaction Documents, despite being given notice. Each breach has a cost or adverse impact on Portside or Earth Biofuels in excess of $250,000 (or is defined in the Note to be an
Event of Default irrespective of the dollar amount of the cost or adverse impact on Portside or Earth Biofuels). Therefore, Events of Default have occurred under the Note, which entitle Portside to acceleration and immediate payment of all amounts due under the Note, including principal and interest. Pursuant to this action, Portside seeks to recover its damages, costs, and fees arising from each breach by Earth Biofuels.

                                   THE PARTIES

      4. Plaintiff Portside is a Cayman Islands exempted company.

      5. Upon information and belief, Defendant Earth Biofuels is a Delaware corporation with its primary place of business in Dallas, Texas.

                             JURISDICTION AND VENUE

      6. This Court has diversity jurisdiction over this civil matter pursuant to 28 U.S.C. ss. 1332(a) because the dispute is between a citizen of a state of the United States and a citizen or subject of a foreign state, and the amount in controversy exceeds $75,000, exclusive of interest and costs.

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      7. This Court has personal jurisdiction over Earth Biofuels because, among other things, Earth Biofuels consented to the jurisdiction of this Court in the
Transaction Documents.

      8. Venue in this Court is proper because Earth Biofuels also consented to such venue in the Transaction Documents.

                            EARTH BIOFUELS' BREACHES

      9. On July 24, 2006, Portside and Earth Biofuels entered into a securities transaction (the "Transaction") pursuant to the terms of the Securities Purchase
Agreement in which Portside acquired from Earth Biofuels for the sum of $2 million (a) the Note in the amount of $2 million convertible into the common stock of Earth Biofuels, and (b) Series A Warrants and Series B Warrants
(collectively, the "Warrants") granting Portside the right to acquire additional shares of Earth Biofuels' common stock on the terms set forth in the Warrants.
In addition, as part of the Transaction, Portside and Earth Biofuels entered into the Registration Rights Agreement pursuant to which Earth Biofuels granted to Portside certain registration rights with respect to the common stock that would be issued to Portside upon conversion of the Note and upon exercise of the
Warrants acquired by Portside.

      10. Section 2 of the Note provides that interest is "payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter .
.. . with the first Interest Date being October 1, 2006." Section 4(a)(v) of the
Note defines an "Event of Default" to include Earth Biofuels' failure to pay to
Portside any amount of interest, late charges or other amounts when and as due under the Note, if such failure continues for a period of at least ten (10)
business days. Earth Biofuels initially failed to make interest payments on the
Note that became due on October 1, 2006 and January 1, 2007. Since Earth
Biofuels failed to make these interest payments to Portside for more than ten business days from the due date, each such failure constitutes an Event of
Default under Section 4(a)(v) of the Note for which there is no minimum dollar threshold. When such interest payments were ultimately made, they were not accompanied by the full amount of the late fees due and payable as a result of the late payment of interest.

      11. In addition, Section 4(a)(x) of the Note defines an "Event of Default"
to include a breach by Earth Biofuels of "any representation, warranty, covenant

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or other term or condition of any Transaction Document, which breach has or is likely to have a cost or adverse impact" on either Earth Biofuels or Portside of more than $250,000. Earth Biofuels has made several such breaches.

      12. For example, after the Transaction closed, Portside learned that Earth
Biofuels had breached various representations and warranties it made in the
Securities Purchase Agreement, one of the Transaction Documents, and breached other terms of the Securities Purchase Agreement. Specifically, Earth Biofuels
breached, among other things, the following representations and warranties in, and terms of, the Securities Purchase Agreement:

     (a) In Section 3(r) of the Securities Purchase Agreement, Earth Biofuels
   represented that:

            [e]xcept as disclosed in Schedule 3(r): (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the
            Company; (ii) there are no outstanding options, warrants . . .
            relating to, or securities or rights convertible into, or
            exercisable or exchangeable for, any capital stock of the Company .
            . .;[ and] (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act . . . ."

     After the closing of the Transaction, Portside learned from a Schedule 13D that was filed on August 4, 2006 (the "Schedule 13D") with the SEC, that on
   July 20, 2006, just days prior to the closing of the Transaction, Earth
   Biofuels' principal shareholder, Apollo Resources International, Inc.
   ("Apollo"), had entered into an undisclosed transaction with both Greenwich
   Power, L.L.C. ("GP") and Greenwich Power II, L.L.C. ("GP II") through which both GP and GP II acquired notes (the "Apollo Notes"), which were exchangeable for the common stock of Earth Biofuels, and options (the "Apollo
   Options") to acquire stock of Earth Biofuels (collectively, the "Greenwich
   Transaction"). As part of the Greenwich Transaction, Earth Biofuels agreed to be bound by registration rights agreements entered into among GP, GP II and
   Apollo that required Earth Biofuels to register the common stock issuable

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   upon exchange or exercise, as applicable, of the Apollo Notes and the Apollo
   Options purchased in the Greenwich Transaction (the "Greenwich Registration
   Rights Agreements"). The issuance of these securities and the entering into of the Greenwich Registration Rights Agreements were required to be disclosed by Earth Biofuels under Schedule 3(r) of the Securities Purchase Agreement, but were not. Without such disclosure, Earth Biofuels' representations in
   Section 3(r) were materially false.

     (b) In Section 3(r) of the Securities Purchase Agreement, Earth Biofuels
   also represented and warranted that Schedule 3(r) to the Securities Purchase
   Agreement set forth "the shares of Common Stock owned beneficially or of record and Common Stock Equivalents . . . held by each director and executive officer" of the company. In Schedule 3(r), Earth Biofuels disclosed only that
   Apollo beneficially owned 61.7% of the common stock of the company. That was a material misstatement, because, as revealed in the Schedule 13D, GP II and
   GP were beneficial owners of the shares of common stock of Earth Biofuels that Apollo would transfer to them upon exercise or exchange of the Apollo
   Options and the Apollo Notes, respectively. Schedule 3(r) incorrectly stated
   that those shares were beneficially owned by Apollo without qualification. By making this misstatement in Schedule 3(r) of the Securities Purchase
   Agreement, Earth Biofuels breached Section 3(r) of the Securities Purchase
   Agreement in this respect as well.

     (c) In addition and as also disclosed in the Schedule 13D, as part of the
   Greenwich Transaction, Earth Biofuels (i) issued a warrant to Mr. Lance
   Bakrow, the sole manager and ultimate controlling person of both GP and GP
   II, for a large number of shares, which warrant was substantially "in the money" at a below market exercise price, and (ii) entered into a registration rights agreement with Mr. Bakrow with respect to the shares of Earth Biofuels stock issuable upon the exercise of Mr. Bakrow's warrant (the "Bakrow
   Registration Rights Agreement"). The issuance of the warrant and the execution of the Bakrow Registration Rights Agreement were also required to have been, but were not, disclosed by Earth Biofuels in Schedule 3(r) to the
   Securities Purchase Agreement.

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     (d) In Section 3(t) of the Securities Purchase Agreement, Earth Biofuels
   represented that "[e]xcept as set forth on SCHEDULE 3(S) [sic], there is no action, suit, proceeding or investigation before . . . any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against of affecting the Company . .
   . ." But, according to a Form 10-QSB filed by Earth Biofuels with the SEC on or about August 18, 2006 (the "Second Quarter 10-Q"), at the time the
   Securities Purchase Agreement was executed, Earth Biofuels was aware of a legal proceeding commenced against it by H.C. Wainwright & Co., Inc. on July
   20, 2006. This litigation was required to have been, but was not, disclosed by Earth Biofuels in Schedule 3(t) (or Schedule 3(s)) to the Securities
   Purchase Agreement.

     (e) In addition, Earth Biofuels made various representations in Section
   3(cc) of the Securities Purchase Agreement relating to its maintenance of internal accounting and disclosure controls. But, in its Second Quarter 10-Q,
   Earth Biofuels revealed that its "disclosure controls and procedures were not effective." In light of the information provided in the Second Quarter 10-Q,
   Earth Biofuels was obviously aware that its representations made in Section
   3(cc) of the Securities Purchase Agreement were false. The inadequacies in
   Earth Biofuels' disclosure controls were required to have been, but were not, disclosed by Earth Biofuels as required by Section 3(cc) of the Securities
   Purchase Agreement.

     (f) Furthermore, Section 3(kk) of the Securities Purchase Agreement
   contained Earth Biofuels' representation that the disclosure provided by
   Earth Biofuels, including the information contained in the schedules attached to the Securities Purchase Agreement, "is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein . . . not misleading." Each of the matters referred to in (a) through (e) above were required to have been, but were not, disclosed by Earth Biofuels pursuant to this Section 3(kk).

                                      -6-

     (g) On or about December 1, 2006, Earth Biofuels entered into an interim resolution agreement with Kings Road Investments Ltd. ("Kings Road"), a holder of Other Notes (as defined in the Note), whereby Earth Biofuels agreed to pay Kings Road the amount due and owing to it by March 31, 2007 and agreed to confess judgment in favor of Kings Road subject to certain conditions.
   Earth Biofuels failed to extend a concurrent equivalent offer to Portside in violation of Section 9(e) of the Securities Purchase Agreement, which provides that "[n]o consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the
   Transaction Documents unless the same consideration is offered to all of the parties to the Transaction Documents, holders of Notes or holders of the
   Warrants. . . ." Such failure constituted a breach of the Securities Purchase
   Agreement.

      13. Other breaches of the Note that constitute Events of Default have occurred as well and are ongoing. For example, Earth Biofuels has breached the following terms of the Note:

     (a) Pursuant to Section 13(b) of the Note, Earth Biofuels is required to notify Portside within one business day if it receives an "Event of Default
   Redemption Notice" (as defined in the Note) from any holder of Other Notes.
   Portside is informed and believes, and thereon alleges, that Earth Biofuels has received "Other Redemption Notices" (as defined in the Note) from several such holders, including, without limitation, Event of Default Redemption
   Notices from (i) Castlerigg Master Investments, Ltd., on or about August 18,
   2006, (ii) Kings Road Investments Ltd., on or about August 30, 2006, (iii)
   Cranshire Capital, L.P., on or about October 12, 2006, (iv) Evolution Master
   Fund Ltd. SPC Segregated Portfolio M, on or about January 25, 2007, (v)
   Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio,
   f/k/a the Class A Convertible Crossover Segregated Portfolio, on or about
   March 13, 2007, and (vi) Excalibur Limited Partnership and Whalehaven Capital
   Fund Ltd., on or about April 13, 2007. Pursuant to Sections 4(b) and 13(b) of the Note, Earth Biofuels was required to notify Portside of the occurrence of the various Events of Default under the Other Notes and its receipt of the

                                      -7-

   Other Redemption Notices so that Portside would itself have the opportunity to deliver an Event of Default Redemption Notice to Earth Biofuels and so
   that Portside would be entitled to receive a pro rata redemption payment if
   Earth Biofuels could not redeem both the amount of Portside's Note and the
   Other Notes designated for redemption in full. These failures constitute additional Events of Default under Section 4(a)(x) of the Note.

     (b) In addition, as discussed below, Portside delivered to Earth Biofuels its own Event of Default Redemption Notices on September 8, October 17 and
   October 31, 2006. Item 2.04 of the SEC's Form 8-K requires disclosure within four business days if a triggering event causing the increase or acceleration of a direct financial obligation of the registrant occurs and the consequences of the event, taking into account those described in paragraph
   (a)(4) of Item 2.04, are material to the registrant. The Event of Default
   Notices delivered to Earth Biofuels by Portside, as well as the "Other
   Redemption Notices," and the acceleration of the indebtedness under the Note and Other Notes constituted triggering events requiring disclosure under item
   2.04 of Form 8-K. Earth Biofuels' failure to disclose these triggering events constituted a material breach of its covenants under Section 4(c) of the
   Securities Purchase Agreement, which provides that:

            [u]ntil the date on which the Investors (as defined in the
            Registration Rights Agreement) shall have sold all the Conversion
            Shares and Warrant Shares and none of the Notes or Warrants is outstanding (the "Reporting Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

As the cure period has passed with respect to each of Portside's Event of
Default Redemption Notices and each of the "Other Redemption Notices" identified above, Earth Biofuels' material breach of the covenant set forth in Section 4(c)
of the Securities Purchase Agreement constitutes yet another Event of Default under Section 4(a)(x) of the Note.

      14. Portside is informed and believes, and thereon alleges, that the various breaches described above in paragraphs 12 and 13 have a cost or adverse

                                      -8-

impact on Earth Biofuels or Portside in excess of $250,000 and the time for cure, if any, has now passed. Accordingly, each such breach constitutes an Event of Default under the Note.

      15. In addition to these breaches of the Securities Purchase Agreement and the Note, Earth Biofuels has also breached provisions of the Registration Rights
Agreement, which breaches also constitute Events of Default under the Note.
First, Section 2(a) of the Registration Rights Agreement required Earth Biofuels to file a Registration Statement with the SEC on or before August 25, 2006, which is the thirtieth day following the closing of the Transaction. Yet, to date, Earth Biofuels has not filed the Registration Statement, or even circulated it for Portside's review as it is required to do pursuant to Section
3(c) of the Registration Rights Agreement. As a result of Earth Biofuels'
failure to comply with Section 2(a) of the Registration Rights Agreement, an
Event of Default exists under the Note, including Section 4(a)(x).

      16. In addition, Earth Biofuels' failure to file and obtain effectiveness of a Registration Statement covering the resale by Portside of its shares of
Earth Biofuels' common stock constitutes an Event of Default pursuant to Section
4(a)(i) of the Note, which includes as an Event of Default:

            the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the
            Registration Rights Agreement) [60 days after the July 25, 2006 closing date if the Registration Statement is not subject to SEC review and 120 days after July 25, 2006 if it is subject to SEC review] . . . .

      17. Moreover, Section 2(f) of the Registration Rights Agreement provides that if Earth Biofuels fails to file and obtain effectiveness of a registration statement as required by Section 2(a), Earth Biofuels is required to make monthly payments to Portside in an amount equal to one and one-half percent
(1.5%) of the aggregate purchase price for the Note and Warrants until such filing is made and such effectiveness is obtained ("Registration Delay
Payments"). Earth Biofuels has failed, however, to make any such payments. This failure to make Registration Delay Payments in accordance with Section 2(f) of

                                      -9-

the Registration Rights Agreement constitutes yet another Event of Default under
Section 4(a)(v) of the Note, which includes as an Event of Default Earth
Biofuels' failure to pay to Portside any "amounts when and as due under this
Note . . . or any other Transaction Document."

      18. In addition, under Section 2(b) of the Registration Rights Agreement,
Earth Biofuels was required to disclose on Schedule 2(b) thereto all agreements by the company to provide registration rights to any person with respect to the common stock of Earth Biofuels. Earth Biofuels breached Section 2(b) of the
Registration Rights Agreement by failing to disclose on Schedule 2(b) the existence of the Greenwich Registration Rights Agreements and the Bakrow
Registration Rights Agreement, which constitutes yet another Event of Default under the Note, including Section 4(a)(x).

                        ACTIONS UNDERTAKEN BY PORTSIDE

      19.   Pursuant to Section 4(b) of the Note, on September 8, 2006,
Portside delivered an Event of Default Notice and Event of Default Redemption
Notice (the "September 8 Notice") to Earth Biofuels. Portside thereby informed
Earth Biofuels of various breaches of the Note and other Transaction Documents constituting Events of Default and demanded that Earth Biofuels redeem
Portside's Note at the Event of Default Redemption Price (as defined in the
Note).

      20. The Note required Earth Biofuels to respond to the September 8 Notice within five business days by remitting the Event of Default Redemption Price to
Portside, as provided in Sections 4(b) and 13(a) of the Note. Earth Biofuels,
however, failed to do so. This failure constituted an additional Event of
Default under the Note pursuant to Section 4(a)(v).

      21. While it had no obligation to do so, on October 17, 2006, Portside delivered an Event of Default Notice and Event of Default Redemption Notice (the
"October 17 Notice") to Earth Biofuels relating to the failure of Earth Biofuels to pay interest on the Note to Portside and demanded that Earth Biofuels redeem
Portside's Note at the Event of Default Redemption Price. Again, Earth Biofuels
did not comply with Sections 4(b) and 13(a) of the Note.

      22. Finally, again, while it had no obligation to do so, on October 31,
2006, Portside delivered an Event of Default Notice and Event of Default
Redemption Notice (the "October 31 Notice" and, together with the September 8

                                      -10-

Notice and the October 17 Notice, the "Event of Default Redemption Notices") to
Earth Biofuels relating to the failure of Earth Biofuels to disclose the delivery of the September 8 Notice and the October 17 Notice and the
acceleration of the indebtedness under Portside's Note, and demanded that Earth
Biofuels redeem Portside's Note at the Event of Default Redemption Price. Again,
Earth Biofuels did comply with Sections 4(b) and 13 (a) of the Note.

      23. Earth Biofuels' failure to respond to each of the Event of Default
Redemption Notices within five business days by remitting the Event of Default
Redemption Price to Portside, as provided in Section 4(b) and 13(a) of the Note, constituted additional Events of Default under the Note pursuant to Section
4(a)(v).

      24. Earth Biofuels continues to be in default under the Note and in breach of the Securities Purchase Agreement and Registration Rights Agreement and has
compounded its wrongdoing by failing to respond to Portside's Event of Default
Redemption Notices and refusing to pay any of the amounts due.

      25. In addition, Section 21 of the Note requires that Earth Biofuels pay attorneys' fees and other costs if the Note is "placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding . . . ." Based on that provision, Earth Biofuels must pay
Portside's attorneys' fees and other costs associated with this action.

                                PRAYER FOR RELIEF

      WHEREFORE, Portside respectfully requests that the Court enter judgment in its favor against Earth Biofuels on this complaint as follows:

      (a) Award damages in an amount equal to the Event of Default Redemption
Price, plus interest thereon, calculated in accordance with the terms of the
Note;

      (b) Award costs of suit;

      (c) Award counsel fees;

      (d) Award such equitable relief, including specific performance, as may be just and proper; and

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      (e) Grant such other relief as the Court deems just and proper.

DATED:  June 7, 2007                       HENNIGAN, BENNETT & DORMAN LLP

                                           By: /s/ A. Brent Truitt
                                               ---------------------------------
                                                  A. Brent Truitt (AT-3799)
                                           245 Park Avenue
                                           39th Floor
                                           New York, New York  10167
                                           (212) 672-1966

                                           Bruce Bennett (not admitted in N.Y.)
                                           865 S. Figueroa, Suite 2900
                                           Los Angeles, California 90017
                                           (213) 694-1200
                                           (213) 694-1234 (fax)

                                           Attorneys for
                                           Plaintiff Portside Growth and
                                           Opportunity Fund

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